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Contact:	Donald P. Zerio
	Vice President, Finance, Chief Financial Officer	January 19, 2016
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS SEQUENTIAL INCREASES IN REVENUE AND NET INCOME. THE COMPANY INCREASES THE QUARTERLY DIVIDEND $0.02 TO $0.32 PER SHARE

Milpitas, California, January 19, 2016, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended January 3, 2016.  Quarterly revenues of $347.1 million for the second quarter of fiscal year 2016 increased $5.2 million or 1.5% over the previous quarter's revenue of $341.9 million and decreased $5.4 million or 1.5% from $352.6 million reported in the second quarter of fiscal year 2015.  Net income of $121.5 million increased $9.5 million or 8.5% over the previous quarter’s net income of $112.0 million and decreased $2.1 million or 1.7% from the second quarter of fiscal year 2015.    Diluted earnings per share of $0.50 per share in the second quarter of fiscal year 2016 increased $0.04 per share or 9% over the first quarter of fiscal year 2016 and decreased $0.01 per share or 2% from the second quarter of fiscal year 2015.  Net income and diluted earnings per share increased on a sequential basis primarily due to the increase in revenue and a lower tax rate from the permanent reinstatement of the R&D tax credit.

Cash, cash equivalents and marketable securities increased by $62.7 million over the first quarter of fiscal year 2016 to $1.31  billion.  The Company's Board of Directors approved an increase in the Company's quarterly dividend from $0.30 per share to $0.32 per share. This marked the 24th consecutive year the Company has increased its dividend. A cash dividend of $0.32 per  share will be paid on February 24, 2016 to stockholders of record on February 12, 2016.  During the second quarter the Company generated positive cash flows from operations of $157.0 million or 45% of total revenues.  During the second quarter of fiscal year 2016 the Company returned $96.1 million to shareholders in the form of dividends of $73.5 million, representing $0.30 per share, and stock purchases of $22.6 million totaling 0.5 million shares.

According to Lothar Maier, CEO, “Revenue for the quarter came in at the midpoint of our guidance as we grew revenues 1.5% over the September quarter to $347.1 million as we saw an improvement in sales into the transportation market.  Earnings per share were $0.50, up from $0.46 per share as the permanent reinstatement of the R&D tax credit in the December quarter added $0.04 due to the lower tax rate.  Gross margin improved to 75.7% of sales, though operating expenses were higher due in part to an extra week of expenses included in the December quarter as fiscal 2016 is a 53 week fiscal year.

Looking ahead, it remains difficult to forecast in the current environment.  The macroeconomic climate does not appear to have improved noticeably and our largest market, Industrial, remains weak in most regions.  However, it is our belief that the inventory correction that began at the end of our fiscal year is mostly behind us and demand overall has picked up.  Our book to bill ratio for the December quarter was positive and bookings through the early part of the current quarter have improved modestly aided by a pick up in the Transportation and Industrial markets while at the same time we are not impacted much at all by the current consumer weakness that others may be experiencing.  As a result, for our fiscal third quarter we are forecasting revenue to be up 2% to 5% sequentially.”

Supplemental financial information for bookings by end market and revenue by geography is available under the Investor Relations section that can be accessed through www.linear.com

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our revenue and our expectations regarding the duration of the weak cycle are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended June 28, 2015.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 20, 2016 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call 719-325-2348, or toll free 888-282-4591 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from January 20, 2016 through January 27, 2016. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #9599645.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com for one year following the date of this call.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Donald P. Zerio at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

U.S. GAAP (unaudited)

	Three Months Ended			Six Months Ended
	January 3,	September 27,	December 28,	January 3,	December 28,
	2016	2015	2014	2016	2014

Revenues	$347,128	$341,917	$352,575	$689,045	$723,635
Cost of sales(1)	84,384	85,205	86,726	169,589	175,733
Gross profit	262,744	256,712	265,849	519,456	547,902
Expenses:
Research and development (1)	69,884	66,602	65,101	136,486	130,701
Selling, general and administrative(1)	43,403	40,193	42,537	83,596	84,626
Total operating expenses	113,287	106,795	107,638	220,082	215,327
Operating income	149,457	149,917	158,211	299,374	332,575
Interest income and other income	1,521	987	253	2,508	834
Income before income taxes	150,978	150,904	158,464	301,882	333,409
Provision for income taxes	29,446	38,857	34,862	68,303	80,348
Net income	$121,532	$112,047	$123,602	$233,579	$253,061

Earnings per share:
Basic	$0.50	$0.46	$0.51	$0.95	$1.04
Diluted	$0.50	$0.46	$0.51	$0.95	$1.03

Shares used in determining earnings per share:
Basic	244,591	244,863	244,033	244,831	244,067
Diluted	244,880	245,234	244,591	245,178	244,674

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,557	$2,342	$2,223	$4,899	$4,323
Research and development	11,731	10,922	10,350	22,653	20,141
Selling, general and administrative	5,968	5,638	5,346	11,606	10,402

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

U.S. GAAP (unaudited)

	January 3,	June 28,
As of	2016	2015
Assets
Cash, cash equivalents and marketable securities	$1,307,704	$1,202,722
Accounts receivable, net of allowances ($1,651) and ($1,651 at June 28, 2015)	145,046	179,264
Inventories	94,079	99,861
Deferred tax assets and other current assets	105,455	102,905
Total current assets	1,652,284	1,584,752

Property, plant & equipment, net	283,927	287,742
Other noncurrent assets	10,485	11,585
Total assets	$1,946,696	$1,884,079

Liabilities
Accounts payable	$13,867	$17,608
Accrued income taxes, payroll & other accrued liabilities	105,363	118,450
Deferred income on shipments to distributors	48,087	46,860
Total current liabilities	167,317	182,918

Deferred tax and other noncurrent liabilities	134,804	123,234

Stockholders’ equity
Common stock and additional paid-in capital	2,096,288	2,052,490
Accumulated deficit	(451,239)	(475,124)
Accumulated other comprehensive (loss) income, net of tax	(474)	561
Total stockholders’ equity	1,644,575	1,577,927
	$1,946,696	$1,884,079

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	January 3,	September 27,	December 28,	January 3,	December 28,
	2016	2015	2014	2016	2014
Cash flow from operating activities:
Net income	$121,532	$112,047	$123,602	$233,579	$253,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,779	13,248	13,555	26,027	26,769
Stock-based compensation	20,256	18,902	17,919	39,158	34,866
Excess tax benefit from stock-based compensation	(3,053)	(1,627)	(2,548)	(4,680)	(4,750)
Change in operating assets and liabilities:	5,486	33,172	(4,571)	38,658	(25,613)

Cash provided by operating activities	157,000	175,742	147,957	332,742	284,333

Cash flow from investing activities:
Net purchases of available-for-sale securities	(104,339)	(19,804)	(55,632)	(124,143)	(82,058)
Purchase of property, plant and equipment	(10,952)	(10,160)	(16,201)	(21,112)	(43,118)

Cash used in investing activities	(115,291)	(29,964)	(71,833)	(145,255)	(125,176)

Cash flow from financing activities:
Excess tax benefit from stock-based compensation	3,053	1,627	2,548	4,680	4,750
Issuance of common stock under employee stock plans	11,976	4,253	12,092	16,229	15,415
Purchase of common stock	(22,598)	(56,557)	(34,709)	(79,155)	(68,795)
Payment of cash dividends	(73,498)	(73,312)	(65,822)	(146,810)	(131,561)

Cash used in financing activities	(81,067)	(123,989)	(85,891)	(205,056)	(180,191)

(Decrease) increase in cash and cash equivalents	(39,358)	21,789	(9,767)	(17,569)	(21,034)
Cash and cash equivalents, beginning of period	217,468	195,679	146,056	195,679	157,323
Cash and cash equivalents, end of period	$178,110	$217,468	$136,289	$178,110	$136,289